Putnam Savings Bank
                                  News Release

January 9, 2006

For immediate release

Contact:  Bob Cocks, President & CEO, 860-928-6501


                               Putnam Savings Bank
                     To Open Branch in Putnam Price Chopper

     PUTNAM - Putnam Savings Bank announced today that it has signed a contract to open a full-service branch office in the Price Chopper supermarket slated to open in Summer 2006 in the Riverfront Commons in Putnam.

     "We are extremely excited that we will be able to offer our customers unprecedented seven day-a-week banking," said President and Chief Executive Officer Bob Cocks. "Our Main Office in Putnam is extremely busy and this additional location will provide another banking option to our growing number of customers in the greater Putnam area. We are committed to enhancing the economic health of Putnam, which has been our headquarters for over 140 years, and believe the combination of Price Chopper and Putnam Savings Bank will be very well- received by the community. Customers will be able to conduct all of their banking business, from opening new accounts to applying for loans. In an era when time is such a valuable commodity, we are confident our customers will gravitate to one-stop shopping and banking convenience."

     The branch will bring the total number of Putnam Savings Bank offices to eight. In October 2005, the Bank acquired three branch offices from People's Bank in Plainfield, Griswold and Gales Ferry. The Bank also operates a full-service Loan Center in Putnam.

     Construction on the 56,000 square foot supermarket is scheduled for completion in the summer. The Putnam Price Chopper, which will be open 24 hours a day, seven days a week, will represent the seventh Connecticut location for the chain, owned by the Golub Corporation. Based in Schenectady, NY, the Golub Corporation owns and operates more than 100 Price Chopper grocery stores in New York, Vermont, Connecticut, Pennsylvania, Massachusetts and New Hampshire. The family-owned company prides itself on longstanding traditions of innovative food merchandising, leadership in community service, and cooperative employee relations. Approximately 23,000 Golub associates collectively own 55% of the company's privately held stock.

     Neil Golub, President & CEO of Golub Corporation stated, " As a `family in business' for more than 70 years, Price Chopper Supermarkets is committed to offering our customers the highest quality food, low prices, superior service and supporting the communities we serve through charitable contributions. Having a branch of the Putnam Savings Bank in our store is just another way of serving our customers."

     Putnam Savings Bank, originally chartered in 1862, is a $385 million federally chartered and insured stock savings bank. The Bank offers a wide range of financial services through its seven branch locations. Putnam Savings also operates a full service loan center in Putnam. For more information about Putnam Savings Bank, call (860) 928-6501 or visit their website at www.putnamsavings.com

                                      -END-